AMERIGROUP Announces the Retirement of Jeffrey L. McWaters as CEO McWaters to Remain Chairman
of the Board

James G. Carlson to Become President and CEO

VIRGINIA BEACH, Va. (July 9, 2007) – AMERIGROUP Corporation (NYSE: AGP) today announced that its founder, Jeffrey L. McWaters, 50, is retiring as Chief Executive Officer, effective August 31, 2007. McWaters will continue to serve as Chairman of the AMERIGROUP Board of Directors. The Board has named James G. Carlson, current President and Chief Operating Officer of AMERIGROUP, as President and Chief Executive Officer, effective September 1, 2007. In addition, Carlson was elected to the Board, effective immediately, to stand for reelection at the May 2008 annual shareholders meeting.

“AMERIGROUP’s operations are solid, our growth prospects are tremendous and we have one of the most experienced management teams in our industry.  Now is the right time for me to transition this responsibility to Jim Carlson,” said McWaters. “AMERIGROUP has grown rapidly from an innovative idea to a Fortune 700 company providing savings to states and better health outcomes to members. The past few years have been the most successful growth period in our Company’s history and, during this time, Jim and I have worked side-by-side running AMERIGROUP. Our Board and I are confident that the tested leadership, strong reputation for integrity and the commitment to our mission that Jim and this talented team bring will fuel even greater growth and success in the years ahead.

“AMERIGROUP is still a young Company and has the potential to make an even greater positive impact on our nation’s healthcare system,” McWaters continued. “The challenges we began to address at the state level in 1994 – access, quality and cost containment – still plague too much of the healthcare system. As Chairman, I will continue to guide the Company and expect to participate more extensively in the national debate on improving healthcare. I believe the lessons we have learned in Medicaid can be applied more comprehensively to all of healthcare.”

McWaters has served as Chairman and CEO of AMERIGROUP since he founded the Company in 1994. Under his leadership, AMERIGROUP has grown into the largest healthcare company focused exclusively on the Medicaid, S-CHIP, SSI/ABD and FamilyCare populations, with 1.5 million members in nine states and the District of Columbia and approaching $4 billion in annualized revenue.

“Jeff’s vision and achievement have created a legacy that will remain with AMERIGROUP for many years to come. I thank him on behalf of our associates, investors and members, past and present, for his leadership and service,” said Jim Carlson. “I am honored to have been asked to succeed him and am convinced that AMERIGROUP’s opportunities are significant and broad. We have a superbly talented and motivated team, and I believe that the Company’s greatest contributions and successes lay ahead of us.”

Carlson, 55, joined AMERIGROUP in 2003 as President and Chief Operating Officer, continuing a distinguished career in healthcare. Since then, he has been responsible for all of the operational units at AMERIGROUP. Under his leadership, the Company has reinforced its medical management and operational processes, utilizing OPEX and Six Sigma principles, built a Senior Services Organization focused on an expanding base of dual eligibles, managed entry into five new states and recruited experienced executives to help grow the business. Earlier in his career, Carlson was an Executive Vice President of UnitedHealth Group and President of its UnitedHealthcare business unit, which served more than 10 million members in HMO and PPO plans nationwide. He attended Morningside College in Sioux City, Iowa and received his degree from Rider University in New Jersey. Carlson serves on the boards of the National Capital Region of the National Kidney Foundation, the Virginia Aquarium & Marine Science Center and the Virginia Beach Neptune Festival, as well as the Health Sector Advisory Council for the Fuqua School of Business at Duke University.

2007 Outlook
The Company is reiterating its 2007 annual estimates for earnings per diluted share of $1.81 to $1.96.

The Company’s 2007 earnings estimates are predicated on the assumption that new products and markets operate at underwritten levels.  Additionally, these estimates include the following assumptions, among others:

•	Organic premium revenue growth is expected to be slightly above 30.0 percent;

•	Annualized weighted-average rate increases at the low end of our 3.0 to 4.0 percent range;

•	Health benefits ratio in the mid-to-upper 83.0 percent range of premium revenues;

•	Selling, general and administrative expenses of approximately 12.0 percent of total revenues;

•	Income tax rate of approximately 38.0 percent; and,

•	Fully diluted shares outstanding of approximately 54,300,000.

Investor Conference Call
AMERIGROUP senior management will discuss this transition on a conference call on Monday, July 9 2007 at 9:00 a.m. Eastern Time.  The conference can be accessed by dialing 866-260-3161 (domestic) or 706-679-7245 (international) and providing passcode 6474586 approximately ten minutes prior to the start time of the call.  A recording of the call may be accessed by dialing 800-642-1687 (domestic) or 706-645-9291 (international) and providing passcode 6474586.  The replay will be available beginning Monday, July 9, 2007 at 11:00 a.m. Eastern Time until Monday, July 16, 2007 at 11:59 p.m. Eastern Time.  The conference call will also be available through the investors’ page of the Company’s Website, www.amerigroupcorp.com, or through www.earnings.com.  A 30-day replay of this webcast will be available on these Web sites approximately two hours following the conclusion of the live broadcast.

Second Quarter Earnings Call
AMERIGROUP’s senior management will discuss the Company’s second quarter 2007 earnings, as previously scheduled, on a conference call Thursday, July 26, 2007, at 9:30 a.m. Eastern Time.  For call information, please refer to our press release titled “AMERIGROUP Corporation to Discuss Second Quarter Earnings on July 26,” issued on July 5, 2007.

About AMERIGROUP Corporation
AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, improves healthcare access and quality for low-income Americans by developing innovative managed health services for the public sector. Through its subsidiaries, AMERIGROUP serves more than 1.5 million people in the District of Columbia, Florida, Georgia, Maryland, New Jersey, New York, Ohio, Tennessee, Texas and Virginia. For more information, visit www.amerigroupcorp.com.

Forward-Looking Statements
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission’s Fair Disclosure Regulation. This release contains certain ‘‘forward-looking’’ statements related to expected 2007 earnings and our growth opportunities which are subject to numerous factors, many of which are outside of the Company’s control, including the levels and amounts of membership, revenues, organic premium revenues, rate increases, operating cash flows, health benefits expenses, medical expense trend levels, our ability to manage our medical costs generally, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, earnings per share and net income growth. These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause AMERIGROUP’s actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process, timing of payments, as well as the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations and their effect on our ability to manage our medical costs; changes in Medicaid payment levels, membership eligibility and methodologies and the application of such methodologies by the government; liabilities and other claims asserted against AMERIGROUP; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; and demographic changes. There can also be no assurance that the Company will achieve the estimated earnings discussed in this release or that our actual results for 2007 will not differ materially from our current estimates.  The Company’s ability to achieve the earnings described is subject to a variety of factors, including those described above, many of which are out of the Company’s control.

Investors should also refer to our Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission (“SEC”) on February 27, 2007, as updated under Item 1A of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, filed with the SEC on May 3, 2007, for a discussion of certain known risk factors that could cause our actual results to differ materially from our current estimates. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

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